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                      ENGINEERED SUPPORT SYSTEMS, INC.
                          1998 STOCK OPTION PLAN


                       ARTICLE I. GENERAL PROVISIONS

      Section 1. Purpose of Plan. The purpose of the Engineered Support Systems, Inc. 1998 Stock Option Plan (the "Plan") is to enhance the profitability and value of Engineered Support Systems, Inc. (the "Company") and its shareholders by strengthening the Company's ability to attract, retain and motivate officers, other key employees, and consultants of the Company who make important contributions to the success of the Company.

      Section 2. Definitions of Terms as Used in the Plan.

      (a) "Affiliate" means any subsidiary or parent of the Company.

      (b) "Award" means a Stock Option granted under Article II.

      (c) "Plan Administrator" means the Compensation Committee of the Board of Engineered Support Systems, Inc.

      (d) "Company" means Engineered Support Systems, Inc.

      (e) "Consultant" shall mean such party or entity or employee of such Consultant which has a written agreement with the company to provide consulting services.

      (f) "Plan" means the Engineered Support Systems, Inc. 1998 Stock Option Plan.

      (g) "Stock" means the $.0l par value common stock of Engineered Support Systems, Inc.

      Section 3. Authorization and Reservation. There shall be established a reserve of 400,000 shares of Stock of authorized and unissued shares, which shall be the total number of shares of Stock that may be issued pursuant to Awards. The Board of Directors may, from time to time, increase the number of shares allocated to the Plan as approved by the Board of Directors. The reserve may consist of authorized but unissued shares of Stock or of reacquired shares, or both. Upon the cancellation or expiration of an Award, all shares of Stock not issued thereunder shall become available for the granting of additional Awards.

      Section 4. Administration of the Plan. The Compensation Committee, subject to the approval of the Chairman, shall administer the Plan. Subject to the terms of the Plan, the Plan Administrator shall have full power to grant Awards, construe and interpret the Plan, establish rules and regulations and perform all other acts the Plan Administrator believes reasonable and proper, including the power to delegate responsibility to others to assist in administering the Plan.

      Section 5. Participation in the Plan. Any employee or consultant shall be eligible to participate in the Plan.

                          ARTICLE II.  STOCK OPTIONS

      Section 1. Description. All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

      Section 2. Terms and Conditions.

            (a) Each Stock Option shall be set forth in a written Notice containing such terms and conditions as the Plan Administrator may determine, subject to the provisions of the Plan.

            (b) The purchase price of any shares exercised under any Stock Option must be paid in full upon such exercise. The payment shall be made in such form, which may be in cash or stock, as the Plan Administrator may determine.

            (c) No Stock Option may be exercised after the expiration of five (5) years from the date such Option is granted unless such term is extended by the Plan Administrator as evidenced in writing.

            (d) The option price of shares subject to any Stock Option shall be closing price of the Stock on the date that the Stock Option is granted.


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                      ARTICLE III.  FORFEITURE OF AWARDS

      (a) The recipient of an Award shall forfeit all amounts due or rights not exercised upon the occurrence of any of the following events:

            (i)   The recipient is discharged for cause.

            (ii) The recipient voluntarily terminates his employment other than by Normal Retirement as defined in the Engineered Support Systems, Inc. Employee Stock Ownership Plan.

            (iii) The recipient engages in competition with the Company or any affiliate.

            (iv) The recipient engages in any activity or conduct contrary to the best interest of the Company or Affiliate.

      (b) The Plan Administrator may include in any Award any additional or different conditions of forfeiture he may deem appropriate. The Plan Administrator may also, after taking into account the relevant circumstances, waive any condition of forfeiture stated above or in the Award.

      (c) In the event of forfeiture, the recipient shall lose all rights in and to the Award. This provision, however, shall not be invoked to force any recipient to return any Stock already received or due under an Award at the time of the event of forfeiture.

      (d) Such determinations as may be necessary for application of this section, including any grant of authority to others to make determinations under this section, shall be at the sole discretion of the Plan Administrator and his determinations shall be conclusive.

                         ARTICLE IV. DEATH OF AWARDEE

      Section 1. Death Of Optionee. Upon the death of an Award recipient, a Stock Option, to the extent exercisable on the date of his death, may be exercised at any time within six (6) months after the recipient's death, but not after the expiration of the term of the option, by the recipient's personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution for the State of Missouri.

             ARTICLE V.  EXERCISE OF OPTION AND ISSUANCE OF STOCK

      Section 1. Exercise of Option. The holder of an Award shall exercise their right to acquire the Stock pursuant to the Award by written notice to the Secretary of the Company at 1270 North Price Road, St. Louis, Missouri, 63132. Written notice shall set forth the number of shares for which the exercise is applicable together with a check for the purchase price for the Stock. If the holder of the Award exercises his option for less than the total number of Shares awarded, he will execute such documents as required by the Corporate Secretary for the remaining number of shares subject to the Award.

      Section 2. Endorsement on Stock Certificates.

            (a) The Stock issued pursuant to an Award shall be restricted before Stock is issued until the Plan is registered in accordance with the provisions of the applicable Securities Act and the provisions of applicable state securities laws or until the Stock may be transferred in accordance with an exemption from registration.

            (b) Until registered, the certificate or certificates representing the shares issued by the Company to any of the parties hereto shall have endorsed upon them the following legend:

      "The shares represented by this certificate have not been registered pursuant to the Securities Act of 1934 or the Missouri Uniform
Securities Act, and therefore are 'restricted securities' within the meaning of the Act. These shares have been acquired for investment and not with a view to distribution or resale and may not be made subject to a security interest, pledge, hypothecation, or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1934 or the Missouri Uniform
Securities Act or an opinion of counsel for the corporation that registration is not required under the Acts."


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                    ARTICLE VI.  OTHER GOVERNING PROVISIONS

      Section 1. Transferability. No Award shall be transferable other than by will or the laws of descent and distribution as set out in Article V, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by him or at his death by his legal representative within six (6) months after such date.

      Section 2. Rights as a Shareholder. A recipient of an Award shall, unless the terms of the Award provide otherwise, have no rights as a shareholder with respect to any options or shares which may be issued in connection with the Award until the issuance of a Stock certificate for such shares, and no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such stock certificate.

      Section 3. General Conditions of Awards. No employee or other person shall have any right with respect to this Plan, in the shares reserved, or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan applicable to such recipient have been met.

      Section 4. Limitation as to Service. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an eligible participant has a right to continue as an employee or consultant for any period of time or at any particular rate of compensation.

      Section 5. Acceleration. The Plan Administrator may in its sole discretion accelerate the date of exercise of any Award.

      Section 6. Adjustments. Upon any Stock split-up, Stock dividend, combination or reclassification of shares of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, appropriate adjustments shall be made to the shares reserved under Article I of the Plan and the terms of the outstanding Awards.

      Section 7. Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award.

      Section 8. No Warranty of Tax Effect. Except as may be contained in the terms of any Award, no opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Awards.

      Section 9. Amendment of Plan. The Board of Directors of the Company may from time to time amend, suspend or terminate the Plan, in whole or in part, and if terminated may reinstate any or all of the provisions of the Plan, except that (1) no amendment, suspension or termination may apply to the terms of any Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination without the recipient's consent; (2) no amendment may withdraw the authority from the Plan Administrator to administer the Plan; (3) no amendment may change the persons who may be eligible; and (4) no amendment may change the restrictions in the Plan against the transferability of Awards.

      Section 10. Construction of Plan. The place of administration of the Plan shall be in the State of Missouri, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri.

                     ARTICLE VII.  EFFECTIVE DATE AND TERM

      This Plan shall be effective upon approval by the Stockholders of the Company. The Plan shall continue until October 31, 2003 unless extended by the Board of Directors, when it shall terminate. Any balances in the Share Reserve shall be canceled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all of the Company's obligations under outstanding Awards and to conclude the administration of the Plan.


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